Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Second Quarter 2014 Financial Results

CAMBRIDGE, MA — July 31, 2014 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA) today reported its financial results for the second quarter ended June 30, 2014.

For the second quarter of 2014, the company reported a net loss of $(26.2) million, or $(0.51) per share, compared to a net loss of $(28.8) million, or $(0.57) per share for the same period in 2013.  At June 30, 2014, the company had cash, cash equivalents, and marketable securities of $202.3 million.

“Following the Supreme Court’s decision to review the Federal Circuit ruling in our generic Copaxone litigation, we adjusted our operations and re-focused on executing towards our critical 2014 milestones” said Craig A. Wheeler, President and Chief Executive Officer of Momenta Pharmaceuticals.

“We took action to ensure our portfolio would continue moving forward amidst the financial uncertainty of the Copaxone situation” continued Mr. Wheeler.  “We are working towards several milestones that are indicative of our operational progress: we are advancing toward a regulatory submission of our lead biosimilars program — M923 — by the end of 2014, and expect to achieve a development milestone on M834 in the second half of 2014 as well. In addition, we expect to complete the Part A study of our necuparanib (M402) program shortly, with data available later this year and plan to initiate the Part B study by the end of the year.”

Second Quarter Highlights and Recent Events

Complex Generics:

M356, generic version of Copaxone (Glatiramer Acetate Injection)

•                  The ANDA for M356 continues to be under active review by the U.S. FDA. The company and its collaboration partner, Sandoz, are preparing for the potential launch of this generic in 2014, pending U.S. FDA approval.

•                  On March 31, 2014, the Supreme Court of the United States granted Teva’s request for certiorari in our generic Copaxone patent litigation. The Supreme Court hearing date for the case has been set for October 15, 2014.

•                  On May 14, 2014, the U.S. District Court for the District of Columbia denied Teva’s request to overturn the FDA’s denial of its sixth Citizens Petition that sought to prevent  generic Copaxone ANDA approval and dismissed the suit.

Enoxaparin Sodium Injection

•                  In the second quarter of 2014, Momenta earned $5.7 million in product revenues from enoxaparin sodium injection based on Sandoz reported net sales of $54.2 million.

Biosimilar and Potentially Interchangeable Biologics:

•                  Momenta continues to progress its biosimilars portfolio.  M923 and M834 are biosimilars for branded biologics indicated for certain autoimmune and inflammatory diseases.  Under its global biosimilar collaboration with Baxter, Momenta expects to achieve milestones with an aggregate value of $19 million in the second half of 2014 for products M923 and M834.  Momenta and Baxter are pursuing a global regulatory strategy for M923 and expect to submit a clinical trial application towards the end of 2014, which would allow clinical initiation in Europe.  For M834, the company expects to achieve a pre-defined development milestone in the second half of 2014.

•                  Baxter’s option to select up to three additional biosimilars to be included in the collaboration expires in February 2015.

•                  Momenta has made the portfolio decision to discontinue development efforts on M511, a biosimilar program indicated for oncology.  Resources previously allocated to M511 will be reallocated to Momenta’s earlier-stage biosimilar program portfolio and to broadening Momenta’s biosimilars technology base.

Novel Drug:

Necuparanib (M402 novel oncology candidate)

•                  Momenta expects to complete the Part A dose escalation component of the Phase 1/2 trial evaluating necuparanib in combination with Abraxane® (nab-paclitaxel) and gemcitabine in patients with advanced metastatic pancreatic cancer, and to report clinical data from Part A in the second half of 2014.

•                  The company plans to initiate Part B of the study by the end of 2014. Part B will be a randomized, controlled study to evaluate the antitumor activity of necuparanib in combination with Abraxane plus gemcitabine, versus Abraxane plus gemcitabine alone.

Sialylation Technology and Fc Biology Research

In 2014, Momenta continues to advance its research programs by seeking to identify an Fc-containing recombinant product candidate by the end of the year. The company is also investigating opportunities to partner further development of a sialylated plasma-derived IVIG.

Second Quarter 2014 Financial Results

Total revenues for the second quarter of 2014 were $11.0 million (including enoxaparin product revenue of $5.7 million), compared to $4.3 million (including enoxaparin product revenue of $1.6 million) for the same period in 2013.  Sandoz reported second quarter 2014 enoxaparin net sales of $54.2 million. The increase in enoxaparin product revenue of $4.1 million from the 2013 period to the 2014 period is primarily due to a lower annual claw-back adjustment related to enoxaparin development and legal expenses.

Collaborative research and development revenue for the second quarter of 2014 was $5.3 million, compared to $2.7 million in the same quarter last year. The increase of $2.6 million in collaborative revenue between comparable periods is due to reimbursable M923 expenses.

Research and development expenses for the second quarter of 2014 were $26.1 million, compared to $22.0 million for the same period in 2013.  The increase of $4.1 million from the 2013 period to the 2014 period resulted from increases of: $2.5 million in process development and third-party contract research costs related to our biosimilars and novel drugs programs; $1.2 million in facility related costs due to additional subleased laboratory and office space; and $0.8 million in personnel and related costs associated with our headcount growth to support our programs. These increases were offset by a $0.4 million decrease in biosimilars consulting fees.

General and administrative expenses for the second quarter ended June 30, 2014, were $11.2 million, compared with $11.5 million for the same period in 2013. The decrease of $0.3 million in the second quarter of 2014 was primarily due to a decrease in legal fees.

At June 30, 2014, Momenta had $202.3 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $20.7 million, of which $17.5 million is reserved as collateral for a security bond related to enoxaparin legal proceedings, and $3.2 million for letters of credit related to the company’s two leased facilities.

Financial Guidance

Today, Momenta updated its financial guidance for the second half of 2014: Momenta expects total operating expenses, excluding stock-based compensation and net of collaborative revenues, to average $28 to $30 million per quarter.  Momenta is projecting that its net cash usage, excluding revenue from the potential launch of M356, will average approximately $26 million per quarter.  Cash burn for the fourth quarter of 2014 is expected to be partially offset by $19 million from milestone payments earned under the Baxter collaboration, although all or a portion of these milestone payments could be received in the first quarter of 2015.

Conference Call Information

Management will host a conference call and webcast today at 10:00 am ET to discuss these results and provide an update on the company. A live webcast of the conference call may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through August 14, 2014.

To access the call you may also dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code  71494254. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through August 14, 2014.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 71494254.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, biosimilar and potentially interchangeable biologics, and to the discovery and development of novel products.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  They include the Company’s revenue, expenses,  potential approval and launch of M356, timing and expectations regarding litigation related to M356, anticipated achievement of development milestones, including milestones under the Baxter collaboration in 2014, forecasted cash usage and burn, potential equity financing and use of proceeds, and expected results of operations, such as our expected product development and collaboration milestones, and timing for clinical and non-clinical trial results, our plans for future research and development investment, and our other product development plans and expectations. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the company’s Quarterly Report on Form 10-Q filed on May 6, 2014 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2014	December 31, 2013
Assets
Cash and marketable securities	$202,276	$245,682
Accounts receivable	8,568	13,095
Restricted cash	20,719	20,719
Other assets	36,125	37,319
Total assets	$267,688	$316,815
Liabilities and Stockholders’ Equity
Current liabilities	$19,553	$21,942
Deferred revenue, net of current portion	21,952	24,024
Other long-term liabilities	816	1,012
Stockholders’ equity	225,367	269,837
Total liabilities and stockholders’ equity	$267,688	$316,815

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Collaboration revenues:
Product revenue	$5,690	$1,628	$10,502	$7,024
Research and development revenue	5,260	2,733	11,233	4,940
Total collaboration revenue	10,950	4,361	21,735	11,964

Operating expenses:
Research and development*	26,089	21,994	52,781	44,326
General and administrative*	11,219	11,516	22,936	21,233
Total operating expenses	37,308	33,510	75,717	65,559

Operating loss	(26,358)	(29,149)	(53,982)	(53,595)

Other income:
Interest income	140	243	340	512
Other income	62	58	124	118
Total other income	202	301	464	630

Net loss	$(26,156)	$(28,848)	$(53,518)	$(52,965)

Basic and diluted net loss per share	$(0.51)	$(0.57)	$(1.04)	$(1.04)

Weighted average shares used in computing basic and diluted net loss per share	51,466	50,746	51,411	50,690

Comprehensive loss:
Net loss	$(26,156)	$(28,848)	$(53,518)	$(52,965)
Net unrealized holding gains (losses) on available-for-sale marketable securities	37	(24)	21	(89)
Comprehensive loss	$(26,119)	$(28,872)	$(53,497)	$(53,054)

* Non-cash share-based compensation expense included in operating expenses is as follows:

Research and development	$1,701	$1,487	$3,246	$2,610
General and administrative	$1,964	$1,842	$3,870	$3,591

IR CONTACT:

Momenta Pharmaceuticals, Inc.

IR@momentapharma.com

MEDIA CONTACT:

Karen Sharma

MacDougall Biomedical Communications

1-781-235-3060

Momenta@macbiocom.com